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                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG, LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Cohesion Technologies, Inc. 2002 Non-Qualified Stock Option Plan of our reports dated January 29, 2002 and July 24, 2001 (except for
Note 15 as to which the date is August 13, 2001), with respect to the consolidated financial statements of Cohesion Technologies, Inc. included in its Transition Report (Form 10-K) for the six months ended December 31, 2001 and its Annual Report on Form 10-K for the year ended June 30, 2001, respectively, filed with the Securities and Exchange Commission.

                                                           /s/ Ernst & Young LLP

Palo Alto, California
May 1, 2002